EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On October 11, 2011, Dole Food Company, Inc. (“Dole”) completed the acquisition of 100% of the capital stock of HCE Corporation and its subsidiaries (“SunnyRidge”) in accordance with the Agreement and Plan of Merger (“the Agreement”), dated October 11, 2011 (“the Acquisition”). Pursuant to the terms of the Agreement, Dole purchased SunnyRidge for cash consideration of $91.5 million, plus an earn-out payable in 2015 that will be between $0 and $15 million. Dole paid the purchase price, less certain escrowed amounts, primarily from cash on hand, some of which was attributable to Dole’s third quarter 2011 refinancing transactions.

SunnyRidge is a grower and distributor of fresh berries to the wholesale and food service markets in North America. In addition to its own berry farms, SunnyRidge packages and distributes blueberries, blackberries, raspberries and strawberries for various independent growers located in North America and Latin America.

The following unaudited pro forma condensed consolidated financial information (“pro forma financial information”) is based on the historical consolidated financial statements of and the accompanying notes of Dole and SunnyRidge and has been prepared to illustrate the effects of Dole’s acquisition of SunnyRidge. Certain amounts in the SunnyRidge consolidated financial statements have been reclassified to conform them to Dole’s basis of presentation.

Dole and SunnyRidge had different fiscal year ends, accordingly, the unaudited pro forma condensed consolidated statement of operations for the three quarters ended October 8, 2011 combines Dole’s historical unaudited condensed consolidated statement of operations for the three quarters ended October 8, 2011 with SunnyRidge’s historical unaudited consolidated statement of operations based on the nine month period ended September 30, 2011. The unaudited pro forma condensed consolidated statement of operations for the year ended January 1, 2011 combines Dole’s historical audited condensed consolidated statement of operations for the year ended January 1, 2011 with SunnyRidge’s historical audited consolidated statement of operations for the year ended December 31, 2010. The unaudited pro forma condensed consolidated statements of operations are presented as if the Acquisition had occurred on January 3, 2010. The unaudited pro forma condensed consolidated balance sheet combines Dole’s historical unaudited condensed consolidated balance sheet as of October 8, 2011 with SunnyRidge’s historical unaudited consolidated balance sheet as of September 30, 2011. The unaudited pro forma condensed consolidated balance sheet as of October 8, 2011 is presented as if the Acquisition occurred on October 8, 2011.

The pro forma financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the acquisition. The unaudited condensed consolidated pro forma statements of operations do not reflect future events that may occur after the Acquisition of SunnyRidge, including the potential realization of operating cost savings (synergies) or other costs related to the planned integration.

The accompanying pro forma financial information should be read in conjunction with Dole’s historical consolidated financial statements and the accompanying notes included in the 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 14, 2011, and the Quarterly Report on Form 10-Q for the quarter ended October 8, 2011 filed with the SEC on November 17, 2011, as well as the historical consolidated financial statements and accompanying notes of SunnyRidge, which are included as Exhibit 99.1 and Exhibit 99.2 in this Current Report on Form 8-K/A.

DOLE FOOD COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Quarters Ended October 8, 2011

	Dole Food Company, Inc.	SunnyRidge	Pro Forma Adjustments	Ref.	Pro Forma Consolidated
	(In thousands, except per share amounts)
Revenues, net	$5,687,861	$60,381	$—		$5,748,242
Cost of products sold	(5,047,176)	(42,427)	(38)	B(i)	(5,089,498)
			143	B(ii)

Gross margin	640,685	17,954	105		658,744
Selling, marketing and general and administrative expenses	(415,865)	(6,723)	(2,579)	B(i)	(425,167)
Charges for restructuring and long-term receivables	(16,579)	—	—		(16,579)
Gain on asset sales	3,337	—	—		3,337

Operating income	211,578	11,231	(2,474)		220,335
Other income (expense), net	(53,970)	(352)	—		(54,322)
Interest income	3,802	131	—		3,933
Interest expense	(111,709)	(614)	(1,903)	B(iv)	(113,735)
			491	B(iv)

Income from continuing operations before income taxes and equity earnings	49,701	10,396	(3,886)		56,211
Income taxes	(18,781)	—	(2,386)	B(v)	(21,167)
Earnings from equity method investments	6,627	—	—		6,627

Income from continuing operations	$37,547	$10,396	$(6,272)		$41,671

Earnings per share:
Income from continuing operations - Basic	$0.43				$0.48
Income from continuing operations - Diluted	$0.43				$0.47
Weighted-average common shares outstanding - Basic	87,588				87,588
Weighted-average common shares outstanding - Diluted	88,091				88,091

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended January 1, 2011

	Dole Food Company, Inc.	SunnyRidge	Pro Forma Adjustments	Ref.	Pro Forma Consolidated
	(In thousands, except per share amounts)
Revenues, net	$6,892,614	$62,966	$—		$6,955,580
Cost of products sold	(6,202,864)	(43,665)	(50)	B(i)	(6,247,104)
			186	B(ii)
			(711)	B(iii)

Gross margin	689,750	19,301	(575)		708,476
Selling, marketing and general and administrative expenses	(498,866)	(8,319)	(3,353)	B(i)	(510,538)
Charges for restructuring and long-term receivables	(32,748)	—	—		(32,748)
Gain on legal settlements, net	32,521	—	—		32,521
Gain on asset sales	3,017	—	—		3,017

Operating income	193,674	10,982	(3,928)		200,728
Other income (expense), net	(63,641)	226	—		(63,415)
Interest income	6,195	107	—		6,302
Interest expense	(163,950)	(945)	(3,535)	B(iv)	(167,619)
			811	B(iv)

Income (loss) from continuing operations before income taxes and equity earnings	(27,722)	10,370	(6,652)		(24,004)
Income taxes	(13,394)	—	(1,463)	B(v)	(14,857)
Earnings from equity method investments	7,364	—	—		7,364

Income (loss) from continuing operations	$(33,752)	$10,370	$(8,115)		$(31,497)

Earnings per share – Basic and Diluted:
Loss from continuing operations	$(0.39)				$(0.36)
Weighted-average common shares outstanding - Basic and Diluted	87,451				87,451

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

As of October 8, 2011

	Dole Food Company, Inc.	SunnyRidge	Pro Forma Adjustments	Ref.	Pro Forma Consolidated
	(In thousands)
ASSETS
Cash and cash equivalents	$190,586	$5,807	$(83,561)	A	$112,832
Restricted cash and deposits	5,683	—	—		5,683
Receivables, net of allowances	700,420	10,408	—		710,828
Inventories	805,872	7,715	711	A	814,298
Prepaid expenses and other assets	67,816	1,426	—		69,242
Deferred income tax assets	43,835	—	—		43,835
Assets held-for-sale	120,845	—	—		120,845

Total current assets	1,935,057	25,356	(82,850)		1,877,563
Investments	97,170	—	—		97,170
Property, plant and equipment, net	894,078	29,396	(4,542)	A	918,932
Goodwill	407,247	—	13,621	A	420,868
Intangible assets, net	698,106	—	37,000	A	735,106
Other assets, net	217,048	299	—		217,347

Total assets	$4,248,706	$55,051	$(36,771)		$4,266,986

LIABILITIES AND EQUITY
Accounts payable	$486,561	$2,533	$—		$489,094
Liabilities related to assets held-for-sale	19,951	—	—		19,951
Accrued liabilities	533,771	1,691	186	A	543,623
			7,975	A
Current portion of long-term debt, net	9,411	1,932	(1,534)	A	9,809
Notes payable	28,040	535	20	A	28,595

Total current liabilities	1,077,734	6,691	6,647		1,091,072
Long-term debt, net	1,575,559	12,471	(10,419)	A	1,577,611
Deferred income tax liabilities	248,838	—	—		248,838
Other long-term liabilities	515,640	—	1,774	A	517,414
Equity attributable to shareholders of Dole Food Company, Inc.	805,215	35,715	(35,715)	A	805,215
Equity attributable to noncontrolling interests	25,720	174	942	A	26,836

Total equity	830,935	35,889	(34,773)		832,051

Total liabilities and equity	$4,248,706	$55,051	$(36,771)		$4,266,986

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note A – Preliminary Purchase Price Allocation

The unaudited pro forma condensed consolidated financial statements have been prepared to illustrate the financial impact of Dole’s acquisition of SunnyRidge, which was accounted for under the acquisition method of accounting. The aggregate amount of consideration paid by Dole to acquire SunnyRidge was $91.5 million in cash. $83.6 million of cash was paid on the acquisition date, and an $8 million accrual was recorded which will be paid during fiscal 2012.

In addition, contingent payments of up to $15 million may be payable to the selling shareholders during 2015 upon attaining earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) targets for certain SunnyRidge farming businesses during the years 2012 through 2014, as well as the satisfaction of certain management employment contingencies. As these payments are contingent on continued employment, they will be treated as compensation expense in Dole’s consolidated financial statements and will be recorded when payment becomes probable and estimable. No adjustments have been made to the pro forma condensed consolidated financial statements for these contingent payments because the probability of achieving the required earnings targets is currently unknown.

The Acquisition has been accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total preliminary purchase price was allocated to SunnyRidge’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of October 11, 2011, the Acquisition date. The excess of purchase consideration over the net tangible and intangible assets is reflected as goodwill. Management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions and are subject to change pending finalization of the valuations. The pro forma adjustments to reflect assets acquired and liabilities assumed at preliminary estimated fair values and the resulting goodwill are as follows (in thousands):

Total SunnyRidge Shareholders’ Equity	$35,715
Fair value Adjustments:
Inventory	711
Property, plant and equipment	(4,542)
Customer relationships	22,500
Non-compete agreements	2,900
Trade name	6,700
In-process research and development	4,900
Lease adjustments to accrued liabilities and other non-current liabilities	(1,960)
Equity attributable to noncontrolling interests	(942)
Extinguishment of long-term debt by seller prior to acquisition	11,933
Goodwill created by the acquisition	13,621

Total Purchase Price	$91,536

Based on review of SunnyRidge’s summary of significant accounting policies disclosed in SunnyRidge’s 2010 financial statements, as well as preliminary discussions with SunnyRidge’s management, the nature and amount of any future adjustments to conform the two companies’ accounting policies are not expected to be significant. Further review of SunnyRidge’s accounting policies to conform accounting policies of the two companies may impact actual results.

Note B – Pro Forma Adjustments

The following is a summary of pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained:

(i) – Depreciation and amortization expense

The net pro forma adjustment of $4.5 million to reduce the carrying value of property, plant and equipment consisted of adjustments to both non-depreciable and depreciable assets. The impact on depreciation expense, due to fair value adjustments to depreciable assets, was immaterial, and therefore no pro forma adjustments were presented.

The estimated increase in amortization expense related to the estimated fair value of certain intangible assets acquired from SunnyRidge, primarily consisting of customer relationships, trade name, and non-compete agreements, amortized over an estimated average life of 6 to 10 years. An adjustment was made to cost of products sold (“COS”) to reflect the increased amortization of $38 thousand for the three quarters ended October 8, 2011 and $50 thousand for the year ended January 1, 2011. An adjustment to selling, marketing and general and administrative expenses to reflect increased amortization of $2.6 million for the three quarters ended October 8, 2011 and $3.4 million for the year ended January 1, 2011. Amortization expense for in-process research and development has not been reflected in the pro forma adjustments, as amortization will commence once the underlying technology has been placed in service.

(ii) – Leases

As part of the preliminary purchase accounting, various below-market leases with average lives of 8 to 12 years were recorded at fair value resulting in lease liabilities. A pro forma adjustment to COS was to reflect the amortization of the lease liabilities. Lease costs were reduced by $0.1 million for the three quarters ended October 8, 2011 and $0.2 million for the year ended January 1, 2011.

(iii) – Inventories

As part of the preliminary purchase price allocation, inventories were adjusted to fair value. The increase in inventories was charged to COS as the inventories were sold over a period of 6 months. A pro forma adjustment has been made to reflect the increase in COS related to the inventory fair value markup of $0.7 million for the year ended January 1, 2011.

(iv) – Interest expense

Dole borrowed approximately $70 million during the third quarter of 2011 to finance the Acquisition. A pro forma adjustment has been made to reflect the increase in interest expense of $1.9 million for the three quarters ended October 8, 2011 and $3.5 million for the year ended January 1, 2011 as if these borrowings had occurred on January 3, 2010.

Additionally under the Agreement, the seller repaid $11.9 million of SunnyRidge’s loans outstanding prior to the acquisition date. A pro forma adjustment has been made to reflect the decrease in interest expense of $0.5 million for the three quarters ended October 8, 2011 and $0.8 million for the year ended January 1, 2011.

(v) – Income taxes

For purposes of this pro forma information, the U.S. federal statutory tax rate of 35 percent and a state tax of approximately 1 percent have been used for all periods presented. This rate is an estimate and does not take into account any possible future tax events that may result for the ongoing combined company. Had the result of SunnyRidge’s U.S. operations been included in Dole’s U.S. federal consolidated return for the periods presented, Dole would have been able to offset SunnyRidge’s U.S taxable income against Dole’s net operating loss carryforwards.